                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                         Dura Automotive Systems, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (2) Form, Schedule or Registration Statement No.:

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    (3) Filing Party:

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    (4) Date Filed:

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
                         DURA AUTOMOTIVE SYSTEMS, INC.

    [LOGO]
                                4508 IDS CENTER
                          MINNEAPOLIS, MINNESOTA 55402

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

                      1999 Annual Meeting of Stockholders
                                  May 20, 1999

                            ------------------------


    This Proxy Statement and accompanying Proxy are being furnished to the holders of Class A common stock, par value $.01 per share, (the "Class A Stock") and Class B common stock, par value $.01 per share, (the "Class B Stock" and collectively with the Class A Stock, the "Common Stock") of Dura Automotive Systems, Inc. ("Dura" or the "Company") in connection with the solicitation of Proxies on behalf of the Board of Directors of Dura (the "Board of Directors") for the Annual Meeting of Stockholders (the "Annual Meeting") to be held on May 20, 1999 at 1:00 p.m. local time at Dura's operating headquarters, 2791 Research Drive, in Rochester Hills, Michigan, and at any adjournments and postponements thereof. These Proxy materials are being mailed on or about April 19, 1999 to holders of record on April 8, 1999 of the Common Stock.


    When you sign and return the enclosed Proxy and if no direction is indicated, such proxy will be voted FOR the slate of directors described herein, FOR the proposals set forth in Items 2, 3 and 4 in the Notice of Meeting, and, as to any other business as may properly be brought before the Annual Meeting and any adjournments or postponements thereof, in the discretion of the Proxy holders.

    Returning your completed Proxy will not prevent you from voting in person at the Annual Meeting should you be present and wish to do so. In addition, you may revoke your Proxy any time before it is voted by written notice to the Secretary of Dura prior to the Annual Meeting or by submission of a later-dated Proxy or by the withdrawal of your Proxy and voting in person at the Annual Meeting.

    On April 8, 1999, there were 13,560,543 shares of Class A Stock and 3,325,303 shares of Class B Stock outstanding. Dura's Class A Stock and Class B Stock are substantially identical except with respect to voting power and conversion rights. The Class A Stock is entitled to one vote per share and the Class B Stock is entitled to ten votes per share. The Class B Stock is convertible at the option of the holder, and mandatorily convertible upon the transfer thereof (except to affiliates) and upon the occurrence of certain other events, into Class A Stock on a share-for-share basis. The Class A Stock and Class B Stock will generally vote together as a single class on all matters submitted to a vote of stockholders. The presence in person or by Proxy of 51% of such votes shall constitute a quorum. Under Delaware law, abstentions are treated as present and entitled to vote and therefore have the effect of a vote against a matter. A broker non-vote on a matter is considered not entitled to vote on that matter and thus is not counted in determining whether a matter requiring approval of a majority of the shares present and entitled to vote has been approved.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

    The Board of Directors is currently comprised of twelve directors. The Board of Directors has nominated and recommends the election of each of the twelve nominees set forth below as a director of Dura to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified. The Board of Directors expects all nominees named below to be available for election. In case any nominee is not available, the Proxy holders may vote for a substitute unless the Board of Directors reduces the number of directors.


    Directors will be elected at the Annual Meeting by a plurality of the votes cast at the meeting by the holders of shares represented in person or by Proxy. Accordingly, the twelve individuals who receive the greatest number of votes cast by stockholders would be elected as directors of Dura. There is no right to cumulative voting as to any matter, including the election of directors.


    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS.

    The following sets forth information as to each nominee for election at the Annual Meeting, including age as of April 8, 1999, principal occupation and employment for a minimum of the past five years, directorships in other publicly held companies and period of service as a director of Dura.


    S.A. (TONY) JOHNSON, 58, has served as Chairman and a Director of Dura since November 1990. Mr. Johnson is the founder, Chief Executive Officer and President of Hidden Creek Industries ("Hidden Creek"), a private industrial management company based in Minneapolis, Minnesota, which has provided certain management and other services to Dura. Mr. Johnson is also the President of J2R Corporation ("J2R"). Prior to forming Hidden Creek, Mr. Johnson served from 1985 to 1989 as Chief Operating Officer of Pentair, Inc., a diversified industrial company. From 1981 to 1985, Mr. Johnson was President and Chief Executive Officer of Onan Corp., a diversified manufacturer of electrical generating equipment and engines for commercial, defense and industrial markets. Mr. Johnson served as Chairman and a director of Automotive Industries Holding, Inc., a supplier of interior trim components to the automotive industry, from May 1990 until its sale to Lear Corporation in August 1995. Mr. Johnson is also Chairman and a director of Tower Automotive, Inc. ("Tower"), a manufacturer of engineered metal stampings and assemblies for the automotive industry.


    KARL F. STORRIE, 61, has served as President, Chief Executive Officer and a Director of Dura since March 1991. Prior to joining Dura and from 1986, Mr. Storrie was Group President of a number of aerospace manufacturing companies owned by Coltec Industries, a multi-divisional public corporation. Prior to becoming a Group President, Mr. Storrie was a Division President of two aerospace design and manufacturing companies for Coltec Industries from 1981 to 1986. During his thirty-five year career, Mr. Storrie has held a variety of positions in technical and operations management. Mr. Storrie is also a director of Argo-Tech Corporation, a manufacturer of aircraft fuel, boost and transfer pumps.

    ROBERT E. BROOKER, JR., 61, has served as a Director of Dura since September 1996. From 1993 to 1995, Mr. Brooker was President and Chief Operating Officer of Connell Limited Partnership. Prior thereto, Mr. Brooker served six years as President and Chief Executive Officer at Lord Corporation. Mr. Brooker is also a director of Full Circle Investments, a private investment company.

    W.H. CLEMENT, 71, has served as a Director of Dura since 1993. Mr. Clement serves as a consultant to Hidden Creek. From 1975 until May 1994, Mr. Clement served as Chief Executive Officer or as President of Automotive Industries Holding, Inc. and its predecessor. Mr. Clement is also a director of F&M National Corporation, a bank holding company, and Tower.


    JACK K. EDWARDS, 54, has served as a Director of Dura since December 1996. Mr. Edwards joined Cummins Engine Co., Inc. in 1972 and has served as Executive Vice President and Group President-- Power Generation and International since March 1996. Mr. Edwards is also a director of David J. Joseph Co., a processor and trader of steel scrap.


    JAMES O. FUTTERKNECHT, JR., 51, has been nominated for election to serve on the Board of Directors. Mr. Futterknecht joined Excel Industries, Inc. ("Excel") in 1970, was Vice President-Corporate Sales from 1976 until 1984, was Vice President-Automotive Products from 1984 until 1987, was Vice President-Automotive Sales and Engineering from 1987 to 1990 and was Executive Vice President from 1990 to 1992. He was elected as President and Chief Operating Officer and was appointed as an Excel director in 1992. In 1995, he was elected to the additional offices of Chairman of the Board and Chief Executive Officer. Mr. Futterknecht is also a director of Control Devices, Inc.


    ROBERT R. HIBBS, 37, has served as a Director of Dura since August 1994 and as Vice President since November 1990. Mr. Hibbs, a stockholder of J2R, has also served as Vice President-Corporate Development of Hidden Creek since January 1994 and as its Director from April 1990 through December 1993. Prior thereto, Mr. Hibbs worked in the corporate finance area with Drexel Burnham Lambert, an investment banking firm, in New York from 1988 to 1990.


    J. RICHARD JONES, 56, has served as Vice Chairman and a Director of Dura since May 1998. Prior to the acquisition of Trident Automotive plc ("Trident"), Mr. Jones served as Group President and Chief Executive Officer of Trident's predecessor from June 1992 until December 1997 and as Chairman, Chief Executive Officer and Director of Trident from December 1997 until April 1998. From 1988 to June 1992, he served as President and Chief Operating Officer of the Process Automation Group of FKI (formerly known as the Process Control Group of FKI). In 1990, while serving in such capacity, he assumed the responsibility for the reorganization of the FKI Automotive Group. Prior thereto, Mr. Jones was Division President of Bristol Babcock, Inc., a process control company involved in the design and manufacture of telemetry equipment for the gas and water industry, and held a variety of positions in engineering, vehicular systems and operational management for the Varity Corporation.


    JOHN C. JORGENSEN, 61, has served as a Director of Dura since May 1998. Mr. Jorgensen has served as president of ORTECH CO. since March 1992, Senior Vice President of Manufacturing for Orscheln Management Co. since April 1996 and Executive Vice President of Orscheln Products L.L.C. since March 1992. Prior to 1992, Mr. Jorgensen was responsible for the operations at Orscheln Co. Manufacturing.

    WILLIAM L. (BARRY) ORSCHELN, 48, has served as a Director of Dura since August 1994. Mr. Orscheln has also served as President of Alkin (and its predecessors) since March 1994, as President of Orscheln Farm and Home since September 1995, as President of Orscheln Properties Co., L.L.C., since October 1994 and as President of Orscheln Management Co. since December 1987. Mr. Orscheln has served as a director of UMB Bank, a bank holding company, since July 1989 and as a director of Orscheln Management Co. since 1987.

    ERIC J. ROSEN, 38, has served as a Director of Dura since January 1995. Mr. Rosen is Managing Director of Onex Investment Corp., a diversified industrial corporation and an affiliate of Onex, and served as a Vice President of Onex Investment Corp. from 1989 to February 1994. Prior thereto, Mr. Rosen worked in the merchant banking group at Kidder, Peabody & Co. Incorporated from 1987 to 1989. Mr. Rosen is also a director of Tower Automotive, Inc.


    RALPH R. WHITNEY, JR., 63, has been nominated for election to serve on the Board of Directors. Mr. Whitney was a director of Excel from 1983 to March 1999 and was Chairman of the Board from 1983 to 1985. Mr. Whitney has been a principal of Hammond, Kennedy, Whitney & Company, Inc., a New York, New York financial imermediary and private investment banking firm, since 1971. Mr. Whitney is also a director of Adage, Inc., Control Devices, Inc., IFR Systems, Inc., Selas Corporation of America and Baldwin Technologies, Inc.


    There are no family relationships between any of the foregoing persons or any of Dura's executive officers, except that Robert J. Orscheln and William L. Orscheln are brothers.

BOARD AND COMMITTEE MEETINGS


    The Board of Directors held five regular meetings and two special meetings (exclusive of committee meetings) during the preceding fiscal year. The Board of Directors has established the following committees, the functions and current members of which are noted below. During 1998, each director attended at least 75% of the meetings of the Board of Directors and any committees on which such director served (other than Mr. Edwards, who attended at least 60% of such meetings).


    EXECUTIVE COMMITTEE. The Executive Committee of the Board of Directors (the "Executive Committee") consists of S.A. Johnson (Chairman), William L. Orscheln and Karl Storrie. The Executive Committee has all the power and authority vested in or retained by the Board of Directors and may exercise such power and authority in such manner as it shall deem for the best interest of Dura in all cases in which specific direction shall not have been given by the Board of Directors and subject to any specific limitations imposed by law or a resolution of the Board of Directors. The Executive Committee met six times during the preceding fiscal year.

    AUDIT COMMITTEE. The Audit Committee of the Board of Directors (the "Audit Committee") consists of Messrs. Hibbs (Chairman), Eric J. Rosen and James L. O'Loughlin. The Audit Committee is responsible for reviewing, as it shall deem appropriate, and recommending to the Board of Directors, internal accounting and financial controls for Dura and accounting principles and auditing practices and procedures to be employed in the preparation and review of Dura's financial statements. The Audit Committee is also responsible for recommending to the Board of Directors independent public accountants to audit the annual financial statements of Dura. The Audit Committee met twice during the preceding fiscal year.

    COMPENSATION COMMITTEE. The Compensation Committee of the Board of Directors (the "Compensation Committee") consists of W.H. Clement (Chairman), Robert E. Brooker, Jr. and Jack K. Edwards. During the last fiscal year, the Compensation Committee had all the power and authority of the Board of Directors with respect to salaries, compensation and benefits of directors and executive officers of Dura and made recommendations as to the grant of options under the 1996 Key Employee Stock Option Plan ("Stock Option Plan") and the 1998 Stock Incentive Plan (the "1998 Plan"). The Compensation Committee met three times during the preceding fiscal year.

    NOMINATING COMMITTEE.  Dura does not have a nominating committee.

COMPENSATION OF DIRECTORS

    Directors who are not employees of Dura or any of its affiliates each receive an annual fee of $16,000 for serving as a director of Dura. In addition, each non-employee director receives $1,000 for each Board of Directors meeting attended, $500 for each committee meeting attended and reimbursement of out of pocket expenses incurred to attend such meetings. The non-employee directors may choose to receive fees in the form of Class A Stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires Dura's officers, directors and persons who beneficially own more than ten percent of a registered class of Dura's equity securities to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than ten percent beneficial owners also are required by rules promulgated by the SEC to furnish Dura with copies of all Section 16(a) forms they file.


    Based solely upon a review of the copies of such forms furnished to Dura, or written representations that no Form 5 filings were required, Dura believes that during the period from January 1, 1998 through December 31, 1998 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that Form 3 for Mervyn Edgar, who was appointed a Vice President at Dura in August 1998, was filed approximately six weeks after the applicable due date.

                             PROPOSALS NO. 2 AND 3
                     ADOPTION OF AMENDMENT TO THE COMPANY'S
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

    The Board of Directors has approved and recommends to the stockholders proposals to adopt an amendment to Article Four of the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") to
(i) increase the number of shares of Class A Stock authorized for issuance from 30,000,000 shares to 60,000,000 shares, with a conforming increase in the number of shares of all classes of stock the Company has authority to issue from 45,000,000 shares to 75,000,000 shares and (ii) to change certain of the voting and conversion rights associated with the Company's Class B Stock. Each of the proposals also seek approval to restate the Certificate of Incorporation to reflect the foregoing amendments.

    The Board of Directors recommends your approval of the following resolution:

       RESOLVED, that Article Four of the Certificate of Incorporation be amended and restated to read as set forth on EXHIBIT A to Company's Proxy Statement relating to its 1999 Annual Meeting of Stockholders.

PROPOSAL NO. 2--INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF CLASS A STOCK

    The proposed amendment would increase the number of shares of Class A Stock which the Company is authorized to issue from 30,000,000 to 60,000,000. As of the Record Date, the Company had 13,560,543 shares of Class A Stock and no shares of Preferred Stock outstanding. In addition, as of the Record Date, the Company had 615,602 shares of Class A Stock reserved for issuance upon tender of the remaining

Excel Industries, Inc. Stock Certificates, 1,289,000 shares of Class A Stock reserved for issuance upon exercise of the outstanding 7 1/2% convertible trust preferred securities issued by the Dura Automotive Capital Trust, 3,325,303 shares reserved for issuance upon the conversion of the Company's Class B Stock, 1,700,000 shares reserved for issuance under the Company's stock option plans (of which options to purchase 1,068,904 shares of Class A Stock had been granted), and 500,000 shares reserved for issuance under the Company's Stock Purchase Plan (of which 76,738 shares have been issued as a result of employee purchases made through March 31, 1999). As a result, the Company had, as of the Record Date, an aggregate of 9,086,290 shares of Class A Stock that were not reserved and, therefore, are available for future issuance.

    The additional 30,000,000 shares would be a part of the existing class of Class A Stock and, if and when issued, would have the same rights and privileges as the shares of Class A Stock presently issued and outstanding. The holders of Class A Stock of the Company are not entitled to preemptive rights or cumulative voting. Holders of the Class A Stock are entitled to one vote per share on all matters voted on by stockholders, including the proposed amendments.


    The Board of Directors recommends the increase in the number of authorized shares of Class A Stock so that the Board has the flexibility in the future, if it determines that such action is appropriate in light of market conditions, to declare stock splits in the form of stock dividends. At present, the number of the Company's authorized shares severely limits the Board's ability to declare a stock split, except on limited bases. The Board believes that a high market price for its Class A Stock may reduce the liquidity of the Class A Stock. Therefore, the Board may want to declare stock splits in the future. The Board has not determined to declare a stock split at this time but may do so in the future if it concludes that a stock split would be in the best interests of the Company and its stockholders. The market price of the Company's stock on April 8, 1999 was $27.75.



    The Board also believes that the increase in the authorized shares of Class A Stock is necessary and appropriate because it will enable the Company to continue to use shares of Class A Stock as consideration for acquisitions, for compensation purposes and for capital raising. The Company recently issued approximately 5.0 million shares of Class A Stock in connection with its acquisition of Excel in March 1999. The Company has no existing understanding or agreement relating to any acquisition that would result in the issuance of shares of Class A Stock. This amendment may also have the effect of discouraging an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of present management. If this amendment is approved, the Board of Directors will have additional shares of Class A Stock available to effect a sale of shares (either in public or private transactions, mergers, consolidations or similar transactions) which would increase the number of outstanding shares and would thereby dilute the interest of current stockholders and/or a party attempting to obtain control of the Company. While the Company anticipates that it may issue a significant number of shares of Class A Stock within the next several years in connection with one or more of the foregoing transactions, it has no existing understanding or agreement for the issuance of any shares of Class A Stock (other than the shares currently reserved for issuance as described above).


    In the opinion of the Board of Directors, having a substantial number of shares of Class A Stock available for future issuance upon action by the Board of Directors gives the Company greater flexibility in meeting future needs for stock issuances. Accordingly, the Board of Directors has determined that it is in the best interests of the Company and its stockholders that Article Four of the Company's Certificate of Incorporation be amended to increase the number of authorized shares.

VOTE REQUIRED FOR APPROVAL

    The affirmative vote of a majority of the outstanding shares of Class A Stock and Class B Stock, voting together as a single class, and the affirmative vote of a majority of the outstanding shares of Class A Stock, voting as a single class, is required to approve this proposal to increase the number of authorized shares of Class A Stock and the restatement of the Company's Certificate of Incorporation to reflect such increase.

PROPOSAL NO. 3--CHANGES TO CERTAIN OF THE TERMS OF THE CLASS B STOCK

    The proposed amendment would change certain of the voting and conversion provisions of the Company's Class B Stock. The issued and outstanding shares of Class B Stock generally have identical rights to those of the Class A Stock except with respect to voting power and conversion rights. Each share of Class B Stock currently is entitled to ten votes on all matters submitted to a vote of stockholders, as compared to one vote for each share of Class A Stock. Except as otherwise required by law or the Certificate of Incorporation, the Class A Stock and Class B Stock vote together on all matters submitted to a vote of the stockholders, including the election of Directors. In general, Delaware corporate law provides that the holders of an outstanding class of shares are entitled to vote as a class upon a proposed amendment to a company's certificate of incorporation, whether or not entitled to vote thereon under the terms of that company's certificate of incorporation, if the amendment would change the number of authorized shares or par value of such class or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. The Company's Certificate of Incorporation provides that for any matter to be voted on by the stockholders which independently affects only one class of Common Stock, without such an effect on the other class, the affected class of Common Stock is entitled to vote as a separate class.

    The Class B Stock is convertible into Class A Stock on a share-for-share basis at the option of the holder, and mandatorily convertible upon any transfer thereof (except to affiliates) and at any time that the MC Stockholders, which includes Onex DHC LLC, J2R and certain stockholders affiliated with Hidden Creek, and their affiliates in the aggregate, do not beneficially own at least 10% of the total outstanding shares of Common Stock (the "Threshold Amount"). The Class B Stock is not registered under the Exchange Act and is not listed for trading on any national securities exchange or on the Nasdaq National Market.

    The proposed amendment would make the following changes to the terms of the Company's Class B Stock:

    VOTING RIGHTS. Each share of Class B Stock will continue to be entitled to ten votes on all matters submitted to a vote of stockholders with the Class A Stock and Class B Stock voting together as a single class, except as otherwise required by law or the Certificate of Incorporation. In the event that the MC Stockholders (as defined in the Certificate of Incorporation) cease to beneficially own the Threshold Amount, the voting rights associated with the Class B Stock would automatically terminate and the holders of the Class B Stock would not be entitled to vote on any matters submitted to a vote of stockholders except as otherwise required by law.

    CONVERSION RIGHTS. Each share of the Class B Stock would continue to be convertible into Class A Stock on a share-for-share basis at the option of the holder and would continue to automatically convert upon any transfer thereof (except to affiliates) if the transfer occurred while the Class B Stock had ten votes per share. The Class B Stock would not automatically convert to Class A Stock if it were transferred

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
by a holder thereof if, at the time of such transfer, the Class B Stock was not entitled to any voting rights ("Non-Voting Class B Stock"). In addition, the Class B Stock would no longer automatically convert into Class A Stock at the time at which the MC Stockholders and their affiliates cease to beneficially own, in the aggregate, at least the Threshold Amount.


    The principal effect of the proposed amendment with respect to the Class B Stock would be to eliminate the voting rights associated with the Class B Stock at the time the MC Stockholders and their affiliates cease to beneficially own, in the aggregate, the Threshold Amount instead of having such shares automatically convert into shares of Class A Stock as is currently provided in the Certificate of Incorporation. In addition, the proposed amendment would permit a holder of Non-Voting Class B Stock to transfer such shares to any person or entity without such shares automatically converting into shares of Class A Stock. These changes would likely have the effect of prolonging the existence of the Class B Stock as a separate class of common stock.



    All of the outstanding shares of the Class B Stock are currently held by Onex, Alkin and certain other stockholders associated with the Company or Hidden Creek. These shares currently represent approximately 70% of the combined voting power of the outstanding Common Stock of the Company. As a result of such stock ownership, these stockholders are able to control the vote on all matters submitted to a vote of the stockholders of the Company. The dual class structure was originally adopted by the Company prior to its initial public offering in August 1996 in order to help ensure the continuity of the Company's management. As a result of subsequent issuances of Class A Stock by the Company, the MC Stockholders currently beneficially own approximately 19% of the total outstanding Common Stock. As a result, it is likely that, without this proposed change to the Certificate of Incorporation, the Class B Stock will automatically convert into Class A Stock upon the next significant issuance of Class A Stock by the Company or upon the conversion of a significant portion of the Company's outstanding convertible securities.



    The proposed amendment to change the terms of the Class B Stock was proposed to the Board of Directors by Eric J. Rosen, a representative of Onex. Mr. Rosen explained that having the Class B Stock continue as a separate class of common stock, even without any voting rights, would be beneficial to Onex as a result of certain Canadian tax law preferences available only to equity holders with ownership levels in excess of 10% of a class of equity securities. After making such proposal, Mr. Rosen did not participate in any discussions regarding the merits of such proposal and did not vote on its adoption by the Board of Directors. Each of the other holders of the Class B Stock indicated to the Board of Directors that they were in favor of the proposed changes to the terms of the Class B Stock.



    The Board of Directors believes that the changes to the terms of the Class B Stock are in the best interest of the Company and its stockholders. The proposed changes have the effect of increasing the voting power of the holders of Class A Stock at the time when the Class B Stock would have otherwise converted into Class A Stock. The Board of Directors does not believe that prolonging the existence of the Class B Stock will have any impact on the Company or the market for its Class A Stock.


VOTE REQUIRED FOR APPROVAL

    The affirmative vote of a majority of the outstanding shares of Class A Stock and Class B Stock, voting together as a single class, and the affirmative vote of a majority of the outstanding shares of the Class B Stock, voting as a separate class, is required to approve the adoption of the changes to the terms of the Class B Stock and the restatement of the Company's Certificate of Incorporation to reflect such changes.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF PROPOSALS NO. 2 AND 3 AS DESCRIBED HEREIN.

                                 PROPOSAL NO. 4
         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors, upon recommendation of the Audit Committee, has appointed Arthur Andersen LLP as independent public accountants, to audit the consolidated financial statements of Dura for the year ending December 31, 1999, and to perform other appropriate services as directed by Dura's management and the Board of Directors.

    A proposal will be presented at the meeting to ratify the appointment of Arthur Andersen LLP as Dura's independent public accountants. It is expected that a representative of Arthur Andersen LLP will be present at the Annual Meeting to respond to appropriate questions or to make a statement if he or she so desires. If the stockholders do not ratify this appointment by the affirmative vote of a majority of the voting power of the shares represented in person or by Proxy at the meeting, other independent public accountants will be considered by the Board of Directors upon recommendation of the Audit Committee.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS DURA'S INDEPENDENT PUBLIC ACCOUNTANTS.

                                 OTHER BUSINESS

    At the date of this Proxy Statement, Dura has no knowledge of any business other than that described above that will be presented at the Annual Meeting. If any other business should properly be brought before the Annual Meeting and any adjournments or postponements thereof, the Proxies will be voted in the discretion of the Proxy holders.

                               SECURITY OWNERSHIP


    The table below sets forth certain information regarding the equity ownership of Dura as of April 8, 1999 by (i) each person or entity known to Dura who beneficially owns five percent or more of the Common Stock of Dura, (ii) each Director, Director Nominee and Named Executive Officer (as defined) and
(iii) all Directors and executive officers of Dura as a group. Unless otherwise stated, each of the persons named in the table has sole voting and investment power with respect to the securities beneficially owned by it or him as set forth opposite its or his name. Beneficial ownership of the Common Stock listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Exchange Act.


                                                                                      BENEFICIAL OWNERSHIP
                                                                        -------------------------------------------------
                                                                             CLASS A STOCK             CLASS B STOCK
                                                                        ------------------------  -----------------------

                                                                          NUMBER       PERCENT      NUMBER      PERCENT
DIRECTORS, OFFICERS AND 5% STOCKHOLDERS                                  OF SHARES    OF CLASS    OF SHARES    OF CLASS
----------------------------------------------------------------------  -----------  -----------  ----------  -----------
ONEX DHC LLC(1)(2)....................................................      --           --        1,972,913        59.3%
Alkin Co.(2)(3).......................................................      --           --        1,366,810        40.9%
J2R Corporation(2)(4).................................................      --           --          308,211         9.3%
S.A. Johnson(2)(4)....................................................      --           --          317,879         9.6%
Karl F. Storrie(2)(5).................................................      86,900        *          115,531         3.5%
David R. Bovee(2).....................................................       7,500        *           31,308       *
Joe A. Bubenzer(2)....................................................       9,525        *           23,814       *
Mervyn J. Edgar.......................................................       5,900        *           --          --
Stephen E.K. Graham...................................................       6,250        *           --          --
Robert R. Hibbs(2)(6).................................................      --           --          316,160         9.5%
John J. Knappenberger.................................................      34,709        *           --          --
Milton D. Kniss(2)....................................................       8,175        *            8,961       *
Robert E. Brooker, Jr.................................................      26,545        *           --          --
W.H. Clement(2).......................................................       2,000        *           --          --
Jack K. Edwards.......................................................       6,512        *           --          --
James O. Futterknecht.................................................      --           --           --          --
J. Richard Jones......................................................      16,667        *           --          --
John C. Jorgensen(2)(3)...............................................      --           --        1,366,810        40.9%
James L. O'Loughlin(2)(3).............................................      --           --        1,366,810        40.9%
Robert J. Orscheln(2)(3)..............................................      --           --        1,366,810        40.9%
William L. Orscheln(2)(3).............................................      --           --        1,366,810        40.9%
Eric J. Rosen(1)(2)...................................................       5,000        *        1,972,913        59.3%
Scott D. Rued(2)(7)...................................................      --           --          308,211         9.3%
Ralph R. Whitney, Jr..................................................      --           --           --          --
American Express Company(8)...........................................     950,114          6.8%      --          --
Dresdner RCM Global Investors LLC(9)..................................     676,400          4.9%      --          --
Lazard Freres & Co. LLC(10)...........................................     809,600          5.8%      --          --
All Directors and Officers as a group (19 persons)....................     215,483          1.5%   3,267,165        97.8%


------------------------

   * Less than one percent.

 (1) Reflects shares of Class B Stock held by Onex DHC LLC, which has shared voting power over 1,972,913 shares of Common Stock (see footnote (2)) and sole dispositive power over 1,394,913 shares of Class B Stock. Mr. Rosen, a Director of the Company, is Managing Director of Onex Investment Corp. and disclaims beneficial ownership of all shares of Common Stock owned by Onex DHC LLC. Onex DHC LLC and Onex Investment Corp. are both wholly owned subsidiaries of Onex Corporation. The address for Onex DHC LLC and Mr. Rosen is c/o Onex Investment Corp., 712 Fifth Avenue, 40(th) Floor, New York, New York 10019.


 (2) Onex, J2R, Messrs. Johnson, Storrie, Bovee, Bubenzer, Hibbs, Kniss, Clement, Rosen and Rued and certain of the Company's other existing stockholders have entered into agreements pursuant to which such stockholders agreed to vote their shares of Common Stock in the same manner as Onex votes its shares on all matters presented to the Company's stockholders for a vote and, to the extent permitted by law, granted to Onex a proxy to effectuate such agreement. As a result, Onex has voting control of approximately 59.3% of the Common Stock.



 (3) Includes 14,420 shares issuable upon the exercise of currently exercisable options issued to Alkin in connection with the Company's acquisition of the automotive parking brake cable and lever business and light duty cable business from Alkin. Alkin has granted Mr. O'Loughlin an option to acquire 13,218 shares of the Class B Stock owned by Alkin. Messrs. Jorgensen, O'Loughlin, R. Orscheln and W. Orscheln are officers of Alkin and, other than Mr. W. Orscheln and R. Orscheln, each disclaimsbeneficial ownership of the shares owned by Alkin other than the shares subject to each of their outstanding options. The address for Alkin is 2000 U.S. Highway 63 South, Moberly, Missouri 65270, and the address for each such individual is c/o Alkin at the same address.


 (4) Includes 308,211 shares owned by J2R, of which Mr. Johnson is President, and 9,668 shares owned by Mr. Johnson. The address for Mr. Johnson and J2R is c/o Dura Automotive Systems, Inc., 4508 IDS Center, Minneapolis, Minnesota 55402.

 (5) Includes 1,400 shares owned by Mr. Storrie's wife. Mr. Storrie disclaims beneficial ownership of such shares.

 (6) Includes 308,211 shares owned by J2R, of which Mr. Hibbs is a stockholder, and 7,949 shares owned by Mr. Hibbs. Mr. Hibbs disclaims beneficial ownership of the shares owned by J2R. The address for Mr. Hibbs is c/o Dura Automotive Systems, Inc., 4508 IDS Center, Minneapolis, Minnesota 55402.

 (7) Includes 308,211 shares owned by J2R, of which Mr. Rued is a stockholder. Mr. Rued disclaims beneficial ownership of the shares owned by J2R. The address for Mr. Rued is c/o Dura Automotive Systems, Inc., 4508 IDS Center, Minneapolis, Minnesota 55402.

 (8) American Express Company ("AEC") and American Express Financial Corporation ("AEFC") each reported as of December 31, 1998 shared dispositive power with respect to 950,114 shares of Class A Stock and shared voting power with respect to 400,114 shares of Class A Stock. IDS Discovery Fund Inc. reported as of December 31, 1998 sole voting power and shared dispositive power with respect to 550,000 shares of Class A Stock. The address for AEC is American Express Tower, 200 Vesey Street, New York, New York 10285 and the address for AEFC and IDS Discovery Fund Inc. is IDS Tower 10, Minneapolis, Minnesota 55440.

 (9) Dresdner RCM Global Investors LLC and Dresdner RCM Global Investors US Holdings LLC each reported as of December 31, 1998 sole voting power with respect to 609,900 shares of Class A Stock and sole dispositive power with respect to 676,400 shares of Class A Stock. The address for these entities is Four Embarcadero Center, San Francisco, California 94111. Dresdner Bank AG also reported beneficial ownership of 680,200 shares of Class A Stock as a result of its being the parent corporation of Dresdner RCM US Holdings LLC. The address for Dresdner Bank AG is Jurgen-Ponto-Platz 1, 60301 Frankfurt, Germany.


 (10) Lazard Freres & Co. LLC reported as of December 31, 1998 sole voting power with respect to 772,500 shares of Class A Stock and sole dispositive power with respect to 809,600 shares of Class A Stock, representing 9.0% of the outstanding shares of Class A Stock at that time. The address for Lazard Freres & Co. LLC is 30 Rockefeller Plaza, New York, New York 10020.


                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth compensation packages for the years ended December 31, 1998, 1997 and 1996 for Dura's chief executive officer and the four other officers of Dura who were the most highly compensated officer's for the year ended December 31, 1998 (the "Named Executive Officers"). Other than the Stock Option Plan and the 1998 Plan, Dura does not maintain any long-term compensation plans.


                                                                                            LONG-TERM
                                                            ANNUAL COMPENSATION           COMPENSATION
                                                   -------------------------------------  -------------
                                                                           OTHER ANNUAL      OPTIONS       ALL OTHER
NAME AND                                             SALARY      BONUS     COMPENSATION      GRANTED     COMPENSATION
PRINCIPAL POSITION                        YEAR       ($)(1)      ($)(1)         ($)            (#)          ($)(3)
--------------------------------------  ---------  ----------  ----------  -------------  -------------  -------------
Karl F. Storrie                              1998  $  400,000  $  550,000       (2)            90,000      $   6,906
  President and Chief                        1997     345,833     425,000       (2)            30,000          6,856
  Executive Officer                          1996     294,168     400,000       (2)            80,000          3,725

Joe A. Bubenzer                              1998     239,000     160,000       --             30,000          5,322
  Senior Vice                                1997     187,083     150,000       (2)            12,500          5,322
  President                                  1996     168,000     140,000       (2)            10,000          2,637

Milton D. Kniss                              1998     200,000     190,000       (2)            37,500          5,724
  Vice President                             1997     167,917     150,000       (2)            12,500          5,724
                                             1996     144,000     135,000       (2)            10,000          4,512

John J. Knappenberger                        1998     175,000     130,000       (2)            30,000          5,664
  Vice President                             1997     147,500     120,000       (2)            10,000          5,614
                                             1996     135,000     110,000       47,156(4)      27,373          3,375

Stephen E.K. Graham                          1998     175,000     125,000       (2)            30,000          5,082
  Vice President and Chief                   1997      92,548     140,000       (2)            25,000          5,082
  Financial Officer(5)


------------------------

(1) Includes amounts deferred by employees under Dura's 401(k) employee savings plan, pursuant to Section 401(k) of the Internal Revenue Code.


(2) None of the perquisites or other benefits paid to each of the Named Executive Officers exceeded the lesser of $50,000 or 10% of the total annual salary and bonus received by such Named Executive Officers.

(3) The amounts disclosed in this column include amounts contributed by Dura to Dura's 401(k) employees savings plan and profit sharing plan and dollar value of premiums paid by Dura for term life insurance on behalf of the named executive officers.

(4) Includes $39,263 for reimbursement of relocation costs.

(5) Mr. Graham became an employee of Dura in June 1997.

OPTION GRANT TABLE


    The following table shows all grants of options to acquire shares of Dura Class A Stock granted to the Named Executive Officers under the 1998 Plan.


                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                       POTENTIAL REALIZABLE
                                             NUMBER OF                                                   VALUE AT ASSUMED
                                            SECURITIES     % OF TOTAL                                    ANNUAL RATES OF
                                            UNDERLYING       OPTIONS                                 STOCK PRICE APPRECIATION
                                              OPTIONS      GRANTED TO      EXERCISE                     FOR OPTION TERM(2)
                                              GRANTED     EMPLOYEES IN       PRICE     EXPIRATION   --------------------------
NAME                                          (#)(1)       FISCAL YEAR    (PER SHARE)     DATE           5%           10%
------------------------------------------  -----------  ---------------  -----------  -----------  ------------  ------------
K.F. Storrie..............................      90,000           14.3%     $   29.00     12/17/08   $  1,641,415  $  4,159,668
J.A. Bubenzer.............................      30,000            4.8%         29.00     12/17/08        547,138     1,386,556
S.E.K. Graham.............................      30,000            4.8%         29.00     12/17/08        547,138     1,386,556
M.D. Kniss................................      37,500            5.9%         29.00     12/17/08        683,923     1,733,195
J.J. Knappenberger........................      30,000            4.8%         29.00     12/17/08        547,138     1,386,556

------------------------

(1) These options vest ratably over four years commencing one year from the date of grant.


(2) Amounts reflect certain assumed rates of appreciation set forth in the executive compensation disclosure rules of the SEC. Actual gains, if any, on stock option exercises depend on future performance of Dura's Class A Stock and overall stock market conditions. No assurances can be made that the amounts reflected in these columns will be achieved.


OPTION EXERCISES AND YEAR-END VALUE TABLE


    The following table shows aggregate exercise of options during 1998 by the Named Executive Officers and the aggregate value of unexercised options held by each Named Executive Officer as of December 31, 1998.


                   AGGREGATED OPTION EXERCISES IN LAST FISCAL
                        YEAR AND YEAR-END OPTION VALUES

                                                                             YEAR-END(#)          YEAR-END($)
                                                                           ----------------  ----------------------
                                            SHARES ACQUIRED      VALUE       EXERCISABLE/         EXERCISABLE/
NAME                                          ON EXERCISE     REALIZED($)   UNEXERCISABLE        UNEXERCISABLE
-----------------------------------------  -----------------  -----------  ----------------  ----------------------
K.F. Storrie.............................          5,000       $  83,063     82,500/112,500  $   1,544,063/$677,813
J.A. Bubenzer............................             --              --       8,125/44,375          96,953/310,859
S.E.K. Graham............................             --              --       6,250/48,750          42,656/281,719
M.D. Kniss...............................             --              --       8,215/51,875          96,953/349,297
J.J. Knappenberger.......................             --              --      27,373/40,000         496,570/259,375

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


    The members of Dura's Compensation Committee are W.H. Clement, Robert E. Brooker, Jr. and Jack K. Edwards. See "Certain Relationships and Related Transactions" for certain information concerning Onex.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION


    THIS COMPENSATION COMMITTEE REPORT SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 OR UNDER THE EXCHANGE ACT, EXCEPT TO THE EXTENT THAT DURA SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.


    The following has been submitted by the Compensation Committee:

GENERAL EXECUTIVE OFFICER COMPENSATION POLICIES

    The Compensation Committee is responsible for developing and recommending Dura's executive compensation policies to the Board of Directors. The Compensation Committee believes that executive compensation should be related to the value created for Dura's stockholders. The executive officer compensation program has been designed to attract and retain highly qualified and motivated employees, and to reward superior performance. The executive compensation program consists of three components:(1) base salary; (2) annual cash bonus; and
(3) long-term equity incentives.

BASE SALARY

    The base salaries of the executive officers are based upon market and competitive factors. This includes a comparison of the salaries for similar positions at comparable companies. Increases in base salaries are based upon the performance of the executive officers as compared to pre-established goals.

ANNUAL CASH BONUS

    The annual cash bonus for the executive officers is based in part on the overall financial performance of Dura and in part on the performance of the executive officer. The financial performance of Dura is measured by revenue and operating income growth and actual performance against budgeted performance. The performance of the executive officer is measured against pre-established goals determined prior to the beginning of the year.

LONG-TERM EQUITY INCENTIVES


    The long-term equity incentives consist of awards under the Stock Option Plan and the 1998 Plan administered by the Compensation Committee. Pursuant to the terms of the Stock Option Plan and the 1998 Plan, options are granted at an exercise price equal to Dura's Class A Stock price on the date the options are granted. The Compensation Committee believes the Stock Option Plan and the 1998 Plan align management's long-term interests with stockholder interests, as the ultimate compensation is based upon Dura's stock performance. The Compensation Committee also believes the Stock Option Plan and the 1998 Plan are cost effective methods of providing key management with long-term compensation. The Compensation Committee approves the employees who participate in the Stock Option Plan and the 1998 Plan based upon recommendations by the Chairman of the Board of Directors and the Chief Executive

Officer ("CEO"). The Compensation Committee determines the terms and conditions of the options based upon individual performance, responsibility and tenure with the Company. The Compensation Committee may also, based on the recommendation of the Board of Directors, approve the issuance of stock option agreements not in connection with the Stock Option Plan and the 1998 Plan.


CHIEF EXECUTIVE OFFICER COMPENSATION


    The 1998 base salary of Karl F. Storrie, Dura's CEO, of $400,000 was based upon market and competitive factors. The CEO's annual cash bonus is determined in part based on the financial performance of Dura and in part on the performance of the CEO. The financial performance of Dura is measured by increases in revenues and operating income against budgeted amounts. The performance of the CEO is measured against pre-established goals and against Dura's long-term strategy. The CEO also participates in the Stock Option Plan and the 1998 Plan and was granted options covering 90,000 shares during 1998.


    The foregoing report has been approved by all members of the Compensation Committee.

Compensation Committee:

    W.H. Clement, Chairman
    Robert E. Brooker, Jr.
    Jack K. Edwards

                               PERFORMANCE GRAPH


    The following graph compares Dura's cumulative total stockholder return since the Class A Stock became publicly traded on August 14, 1996 with the Nasdaq National Market Index and with the OEM Automotive Supplier Composite Index.The OEM Automotive Supplier Composite Index consists of the following:
Amcast Industrial Corporation, Borg-Warner Automotive, Inc., BREED Technologies, Inc., Citation Corporation, Collins & Aikman Corporation, Control Devices, Inc., Dana Corporation, Donnelly Corporation, Eaton Corporation, Gentex Corporation, Hayes Lemmerz International, Inc., Intermet Corporation, Johnson Controls, Inc., Lear Corporation, Magna International Inc., MascoTech, Inc., Modine Manufacturing Company, Shiloh Industries, Inc., Simpson Industries, Inc., The Standard Products Company, STRATTEC Security Corporation, Superior Industries International, Inc., Tower Automotive, Inc., TRW Inc. and Walbro Corporation.The comparison is based on the assumption that $100.00 was invested on August 15, 1996 in each of the Class A Stock, the Nasdaq National Market Index and the OEM Automotive Supplier Composite Index with dividends reinvested.


                           COMPARISON OF TOTAL RETURN
                      AMONG NASDAQ NATIONAL MARKET INDEX,
                    OEM AUTOMOTIVE SUPPLIER COMPOSITE INDEX
                       AND DURA AUTOMOTIVE SYSTEMS, INC.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                 DURA      NASDAQ     OEM SUPPLIERS
Aug. 14, 1996      100.0      100.0            100.0
Dec. 31, 1996      155.2      113.4            113.9
Dec. 31, 1997      170.7      138.5            141.2
Dec. 31, 1998      235.3      193.4            136.8

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Dura, Onex, J2R, Alkin and S.A. Johnson and Robert R. Hibbs and certain other investors are parties to a Stockholders Agreement pursuant to which each party has agreed to vote his or its shares in the same manner that Onex votes its shares of Dura's Common Stock.

    Dura, Onex and certain stockholders including J2R, Alkin, S.A. Johnson and Karl F. Storrie are parties to a registration agreement pursuant to which Dura has granted certain of its stockholders rights to register shares of Dura's Common Stock.


    Dura paid fees to Hidden Creek of approximately $3.7 million in 1998 in connection with the acquisitions of Universal, Trident and the hinge business of Tower, the June 1998 common stock offering and the March 1998 trust preferred offering. Certain officers and employees of Hidden Creek continue to provide services to Dura. Subsequent to the termination of the management fee, a portion of the salaries and expenses of such Hidden Creek officers and employees, of approximately $200,000, was allocated to Dura.


    In connection with the December 1991 private placement of Common Stock, Mr. Storrie acquired 139,531 shares of Class B Stock of which 115,531 shares are still held by Mr. Storrie. Dura loaned Mr. Storrie $75,000 in connection with such purchase. Mr. Storrie has repaid $12,900 of the outstanding balance as of April 8, 1999. The loan bears interest at 1 1/2% above the Base Rate, matures on December 31, 2000 and is secured by a pledge of the shares.

                      SUBMISSION OF STOCKHOLDER PROPOSALS
                          FOR THE 2000 ANNUAL MEETING

    Proposals of stockholders intended to be presented at the Annual Meeting in 2000 must be received by the assistant secretary of Dura Automotive Systems, Inc., 2791 Research Drive, Rochester Hills, Michigan, 48309, not later than December 8, 1999 to be considered for inclusion in Dura's 2000 proxy materials. As of April 8, 1999, no proposals to be presented at the 1999 Annual Meeting had been received by Dura.


    The By-Laws provide that a stockholder wishing to present a nomination for election of a director or to bring any other matter before an annual meeting of stockholders must give written notice to the Company's Secretary not less than 60 days nor more than 90 days prior to the first anniversary of the previous year's annual meeting (provided that in the event that date of the annual meeting is changed by more than 30 days from such anniversary date, notice by the stockholders must be received no later than the close of business on the tenth day of the public announcement of such meeting) and that such notice must meet certain other requirements. As a result, stockholders who intend to present a proposal at the 2000 Annual Meeting without inclusion of such proposal in the Company's proxy materials are required to provide notice of such proposal no later than March 21, 2000 (assuming the date of next year's annual meeting is not changed by more than 30 days). The Company's proxy related to the 2000 Annual Meeting will give discretionary voting authority to the proxy holders to vote with respect to any such proposal that is received by the Company after such date. Any stockholder interested in making such a nomination or proposal should request a copy of the provisions of the By-Laws from the Secretary of the Company.

                             ADDITIONAL INFORMATION

    This solicitation is being made by Dura. All expenses of Dura in connection with this solicitation will be borne by Dura. Dura will request brokerage firms, nominees, custodians and fiduciaries to forward Proxy materials to the beneficial owners of shares held of record by such persons and will reimburse such persons and Dura's transfer agent for their reasonable out-of-pocket expenses in forwarding such materials.

    Dura will furnish without charge to each person whose Proxy is being solicited, upon the written request of any such person, a copy of Dura's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as filed with the SEC, including the financial statements. Requests for copies of such Annual Report on Form 10-K should be directed to: Dura Automotive Systems, Inc., 4508 IDS Center, Minneapolis, MN 55402.

    PLEASE COMPLETE THE ENCLOSED PROXY AND MAIL IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                                [SIGNATURE]
                                          DAVID R. BOVEE, ASSISTANT SECRETARY


April 19, 1999

                                                                       EXHIBIT A

                       AMENDMENT TO AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                  ARTICLE FOUR

    SECTION 1. The aggregate number of shares of stock which the Corporation has authority to issue is 75,000,000, consisting of 5,000,000 shares of Series Preferred Stock, par value $1.00 per share (the "Series Preferred Stock"), 60,000,000 shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), and 10,000,000 shares of Class B Common Stock, par value $.01 per share (the "Class B Common Stock"). The Class A Common Stock and the Class B Common Stock are collectively referred to herein as the "Common Securities." All of such shares shall be issued as fully paid and non-assessable shares, and the holder thereof shall not be liable for any further payments in respect thereof.

    SECTION 2. The preferences, limitations, designations and relative rights of the shares of each class and the qualifications, limitations or restrictions thereof shall be as follows:

    A.  SERIES PREFERRED STOCK.

    1.  AUTHORIZATION; SERIES; PROVISIONS.

    (a) The Board of Directors of the Corporation is authorized, subject to limitations prescribed by law and the provisions of this Article Four, to provide for the issuance of shares of the Series Preferred Stock in series, and by filing a certificate pursuant to the General Corporation Law of the State of Delaware, to establish from time to time the number of shares to be included in each such series and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

    (b) The Series Preferred Stock may be issued from time to time in one or more series, the shares of each series to have such powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as are stated and expressed herein or in a resolution or resolutions providing for the issuance of such series, adopted by the Board of Directors as hereinafter provided.

    (c) Authority is hereby expressly granted to the Board of Directors, subject to the provisions of this Section 2, to authorize the issuance of one or more series of Series Preferred Stock, and with respect to each such series to fix by resolution or resolutions providing for the issuance of such series:

        (i) the maximum number of shares to constitute such series and the distinctive designation thereof;

        (ii) whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights;

       (iii) the dividend rate, if any, on the shares of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or on any other series of capital stock, and whether such dividends shall be cumulative or noncumulative;

        (iv) whether the shares of such series shall be subject to redemption by the Corporation and, if made subject. to redemption, the times, prices and other terms and conditions of such redemption;

        (v) the rights of the holders of- shares of such series upon the liquidation, dissolution or winding up of the Corporation;

        (vi) whether or not the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof;

       (vii) whether or not the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes, or of any other series of the same class, and if so convertible or exchangeable, the price or prices or the rate or rates. of conversion or exchange and the method, if any, of adjusting the same;

      (viii) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, Common Securities or any other class or classes of stock of the Corporation ranking junior to the shares of such series either as to dividends or upon liquidation;

        (ix) the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock (including additional shares of such series or of any other series or of any other class) ranking on a parity with or prior to the shares of such series as to dividends or distribution of assets on liquidation, dissolution or winding up; and

        (x) any other preference and relative, participating., optional or other special rights, and qualifications, limitations or restrictions thereof as shall not be inconsistent with this Section 2.

    2. SERIES IDENTICAL; RANK. All shares of any one series of Series Preferred Stock shall be identical with each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends, if any, thereon shall be cumulative; and all series shall rank equally and be identical in all respects, except as permitted by the foregoing provisions of paragraph 1(c) hereof; and all shares of Series Preferred Stock shall rank senior to the Common Securities both as to dividends and upon liquidation.

    3. LIQUIDATION. In the event of any liquidation, dissolution or winding up of the Corporation, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of any class or classes of stock of the Corporation ranking junior to the Series Preferred Stock upon liquidation, the holders of the shares of the Series Preferred Stock shall be entitled to receive payment at the rate fixed herein or in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series, plus (if dividends on shares of such series of Series Preferred Stock shall be cumulative) an amount equal to all dividends (whether or not earned or declared) accumulated to the date of final distribution to such holders; but they shall be entitled to no further payment. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation or proceeds thereof, distributable among the holders of the shares of the Series Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid, then such assets, or the proceeds thereof, shall be distributed among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full.

    4. VOTING RIGHTS. Except as shall be otherwise stated and expressed herein or in the resolution or resolutions of the Board of Directors providing for the issue of any series and except as otherwise required by the laws of the State of Delaware, the holders of shares of Series Preferred Stock shall have, with respect to such shares, no right or power to vote on any question or in any proceeding or to be represented at, or to receive notice of, any meeting of stockholders.

    5. REACQUIRED SHARES. Shares of any Series Preferred Stock which shall be issued and thereafter acquired by the Corporation through purchase, redemption, exchange, conversion or otherwise shall return to the status of authorized but unissued Series Preferred Stock unless otherwise provided in the resolution or resolutions of the Board of Directors.

    6. INCREASE /DECREASE IN AUTHORIZED SHARES OF A SERIES. Unless otherwise provided in the resolution or resolutions of the Board of Directors providing for the issuance thereof, the number of authorized shares of stock of any such series may be increased or decreased (but not below the number of shares thereof outstanding) by resolution or resolutions of the Board of Directors. In case the number of shares of any such series of Series Preferred Stock shall be decreased, the shares representing such decrease shall, unless otherwise provided in the resolution or resolutions of the Board of Directors providing for the issuance thereof, resume the status of authorized but unissued Series Preferred Stock, undesignated as to series.

    B.  COMMON SECURITIES.

    Except as otherwise provided in this Section 2B of Article or as otherwise required by applicable law, all shares of Class A Common Stock and Class B Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.

    1. VOTING RIGHTS. Except as otherwise provided in this Section 2B of Article or as otherwise required by applicable law, holders of Class A Common Stock shall be entitled to one (1) vote per share on all matters to be voted on by the stockholders of the Corporation, and the holders of Class B Common Stock shall be entitled to ten (10) votes per share on all such matters; PROVIDED, HOWEVER, that holders of Class B Common Stock shall have no right to vote on any matters to be voted on by the stockholders of the Corporation at any time after the time at which the MC Stockholders, as defined in the Stockholders Agreement, dated as of August 31, 1994, and amended on May 17, 1995, and their affiliates cease to beneficially own, in the aggregate, at least ten percent (10%) of the total outstanding shares of Common Securities. The holders of Class A Common Stock and Class B Common Stock shall vote together as a single class on all matters to be voted on by the stockholders of the Corporation; provided, that for any matter to be voted on by the stockholders which independently affects only one class of Common Securities, without such an effect on the other class, the affected class of Common Securities shall vote as a separate class on such matters.

    2. DIVIDENDS. Subject to the rights of each series of the Series Preferred Stock, dividends may be declared and paid or set apart for payment upon the Common Securities out of any assets or funds of the Corporation legally available for the payment of dividends, and the holders of Class A Common Stock and Class B Common Stock shall be entitled to participate in such dividends ratably on a per share basis; provided, that if dividends are declared which are payable in shares of Class A Common Stock or Class B Common Stock, dividends shall be declared which are payable at the same rate on both classes of Common Securities and the dividends payable in shares of Class A Common Stock shall be payable to holders of that class of stock and the dividends payable in shares of Class B Common Stock shall be payable to holders of that class of stock.

    3. LIQUIDATION. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and after the holders of the Series Preferred Stock of each series shall have been paid in full the amounts to which they respectively shall be entitled in accordance with Section 2A of Article Four, the terms of any outstanding Series Preferred Stock and applicable law, or an amount sufficient to pay the aggregate amount to which the holders of the Series Preferred Stock of each series shall be entitled shall have been deposited with a bank or trust company having capital, surplus and undivided profits of at least Twenty-Five Million Dollars ($25,000,000) as a trust fund for the benefit of the holders of such Series Preferred Stock, the remaining net assets, of the Corporation shall be distributed pro rata to the holders of the Common Securities, to the exclusion of the holders of such Series Preferred Stock.

    4.  CONVERSION.

    4A.  CONVERSION OF CLASS B COMMON STOCK.

    (a) Upon the occurrence of a Conversion Event as set forth in paragraph (b) of this subsection 4A of Article Four, Section 2B, each share of Class B Common Stock transferred in connection with such Conversion Event shall automatically convert into the same number of shares of Class A Common Stock. Upon the occurrence of any Conversion Event, the holder or holders of Class B Common Stock affected thereby shall promptly comply with the procedures for conversion of Class B Common Stock to Class A Common Stock as set forth in subsection 4B of this Article Four, Section 2B. Each holder of Class B Common Stock shall also be entitled at any time to convert into the same number of shares of Class A Common Stock any or all of the shares of such holder's Class B Common Stock pursuant to the provisions of paragraph (c) of subsection 4A of this Article Four, Section 2B.

    (b) For purposes of this subsection 4A of Article Four, Section 2B, a "Conversion Event" shall mean any transfer of Class B Common Stock that, at the time of such transfer, entitles the holder thereof to ten (10) votes per share, to a person who, immediately prior to such transfer, is not an affiliate of the transferor.

    For purpose of this subsection 4A of Article Four, Section 2B, "Person" shall include any natural person and any corporation, partnership, joint venture, trust, unincorporated organization and any other entity or organization, and "affiliate" shall have the meaning as set forth under Rule 12b-2 of the Regulations promulgated under the Securities Exchange Act of 1934.

    (c) Each holder of Class B Common Stock is entitled at any time to convert any or all of the shares of such holder's Class B Common Stock into the same number of shares of Class A Common Stock by electing to do so in accordance with the procedures set forth in subsection 4B of this Article Four, Section 2B.

    4B.  CONVERSION PROCEDURE.

    (a) Unless otherwise provided in connection with a Conversion Event, each conversion of shares of Class B Common Stock into shares of Class A Common Stock shall be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation at any time during normal business hours. In the case of an elective conversion pursuant to subsection 4A(c) of this Article Four, the surrender of the certificate or certificates representing such Class B

Common Stock shall be accompanied by a written notice by the holder of such shares stating that the holder desires to convert the shares, or a stated number of the shares, of such Class B Common Stock represented by such certificate or certificates into shares of Class A Common Stock (and such statement will obligate the Corporation to issue such shares of Class A Common Stock).

    Each conversion pursuant to a Conversion Event under subsection 4A(b) shall be deemed to have been effected as of the point in time at which such Conversion Event was consummated. Each conversion pursuant to subsection 4A(c) shall be deemed to have been effected as of the close of business on the date on which such certificate or certificates have been surrendered and the corresponding notice has been received. Immediately upon the conversion of Class B Common Stock to Class A Common Stock, the rights of the holder of the converted Class B Common Stock as such holder shall cease and the person or persons in whose name or names the certificate or certificates for shares of Class A Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Class A Common Stock represented thereby.

    (b) For each conversion effected pursuant to a Conversion Event under subsection 4A (b) promptly after the surrender of certificates, the Corporation shall issue and deliver the certificate or certificates for the Class A Common Stock issuable upon such conversion. For each conversion effected pursuant to an elective conversion under subsection 4A(c), promptly after the surrender of certificates and the receipt of written notice, the Corporation shall issue and deliver in accordance with the surrendering holder's instructions (i) the certificate or certificates for the Class A Common Stock issuable upon such conversion and (ii) a certificate representing any Class B Common Stock which was represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which was not converted.

    (c) The issuance of certificates for Class A Common Stock upon conversion of Class B Common Stock will be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of Class A Common Stock.

    (d) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon the conversion of the Class B Common Stock, such number of shares of Class A Common Stock issuable upon the conversion of all outstanding Class B Common Stock. All shares of Class A Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Class A Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange or automatic quotation system upon which shares of Class A Common Stock may be listed or quoted (except for official notice of issuance which will be immediately transmitted by the Corporation upon issuance).

    (e) The Corporation shall not close its books against the transfer of shares of Common Securities in any manner which would interfere with the timely conversion of any shares of Class B Common Stock.

    4C. STOCK SPLITS. If the Corporation in any manner subdivides or combines the outstanding shares of one class of Common Securities, the outstanding shares of the other class of Common Securities shall be proportionately subdivided or combined in a similar manner.

    C.  GENERAL PROVISIONS

    1. NONLIQUIDATING EVENTS. A consolidation or merger of the Corporation with or into another corporation or corporations or a sale, whether for cash, shares of stock, securities or properties, or any combination thereof, of all or substantially all of the assets of the Corporation shall not be deemed or construed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Article Four.

    2. NO PREEMPTIVE RIGHTS. No holder of Series Preferred Stock or Common Securities of the Corporation shall be entitled, as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of any class or series whatsoever or of securities convertible into stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration, or by way of dividend.

                         DURA AUTOMOTIVE SYSTEMS, INC.

           THIS PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned, a stockholder of Dura Automotive Systems, Inc., (the "Company"), hereby appoints S.A. Johnson, Karl F. Storrie and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each or either of them to represent and to vote, as designated below, all the shares of the Class A Common Stock of the Company held of record by the undersigned on April 8, 1999 at the 1999 Annual Meeting of stockholders of the Company to be held on May 20, 1999 at 1:00 p.m., Eastern Time, and at any and all adjournments thereof.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES FOR DIRECTOR, "FOR" THE INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF CLASS A COMMON STOCK, "FOR" THE CHANGES TO CERTAIN OF THE TERMS OF THE CLASS B COMMON STOCK AND "FOR" THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.

            - DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED -



              DURA AUTOMOTIVE SYSTEMS, INC. 1999 ANNUAL MEETING

1. ELECTION OF DIRECTORS:

   1 - ROBERT E. BROOKER, JR.    2 - W.H. CLEMENT       3 - JACK K. EDWARDS
   4 - JAMES O. FUTTERKNECHT     5 - ROBERT R. HIBBS    6 - S.A. JOHNSON
   7 - J. RICHARD JONES          8 - JOHN C. JORGENSEN  9 - WILLIAM L. ORSCHELN
  10 - ERIC J. ROSEN            11 - KARL F. STORRIE   12 - RALPH R. WHITNEY

    [ ] FOR all nominees               [ ] WITHHOLD AUTHORITY
        listed to the left (except         to vote for all nominees
        as specified below).               listed to the left.

(Instructions: To withhold authority to vote for     -------------------------
any indicated nominee, write the number(s) of the    |                       |
nominee(s) in the box provided to the right.)        -------------------------

2. To increase the number of authorized shares of Class A Common Stock.

      [ ] FOR     [ ] AGAINST     [ ] ABSTAIN

3. To approve changes in certain of the terms of the Class B Common Stock.

      [ ] FOR     [ ] AGAINST     [ ] ABSTAIN

4. To ratify the election of Arthur Andersen LLP as the Company's Independent Public Accountants.

      [ ] FOR     [ ] AGAINST     [ ] ABSTAIN

5. In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the 1999 Annual Meeting and at any adjournment or postponement thereof.

   Check appropriate box         Date _______________        NO. OF SHARES
   Indicate changes below:                              ----------------------
   Address Change?         [ ]   Name Change? [ ]       |                    |
                                                        ----------------------

                                  SIGNATURE(S) IN BOX
                                  PLEASE SIGN EXACTLY AS NAME APPEARS HEREON.
                                  WHEN SHARES ARE HELD BY JOINT ISSUERS BOTH
                                  SHOULD SIGN. WHEN SIGNING AS ATTORNEY,
                                  EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

                         DURA AUTOMOTIVE SYSTEMS, INC.

           THIS PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned, a stockholder of Dura Automotive Systems, Inc., (the "Company"), hereby appoints S.A. Johnson, Karl F. Storrie and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each or either of them to represent and to vote, as designated below, all the shares of the Class B Common Stock of the Company held of record by the undersigned on April 8, 1999 at the 1999 Annual Meeting of stockholders of the Company to be held on May 20, 1999 at 1:00 p.m., Eastern Time, and at any and all adjournments thereof.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES FOR DIRECTOR, "FOR" THE INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF CLASS A COMMON STOCK, "FOR" THE CHANGES TO CERTAIN OF THE TERMS OF THE CLASS B COMMON STOCK AND "FOR" THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.

            - DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED -



              DURA AUTOMOTIVE SYSTEMS, INC. 1999 ANNUAL MEETING

1. ELECTION OF DIRECTORS:

   1 - ROBERT E. BROOKER, JR.    2 - W.H. CLEMENT       3 - JACK K. EDWARDS
   4 - JAMES O. FUTTERKNECHT     5 - ROBERT R. HIBBS    6 - S.A. JOHNSON
   7 - J. RICHARD JONES          8 - JOHN C. JORGENSEN  9 - WILLIAM L. ORSCHELN
  10 - ERIC J. ROSEN            11 - KARL F. STORRIE   12 - RALPH R. WHITNEY

    [ ] FOR all nominees               [ ] WITHHOLD AUTHORITY
        listed to the left (except         to vote for all nominees
        as specified below).               listed to the left.

(Instructions: To withhold authority to vote for     -------------------------
any indicated nominee, write the number(s) of the    |                       |
nominee(s) in the box provided to the right.)        -------------------------

2. To increase the number of authorized shares of Class A Common Stock.

      [ ] FOR     [ ] AGAINST     [ ] ABSTAIN

3. To approve changes in certain of the terms of the Class B Common Stock.

      [ ] FOR     [ ] AGAINST     [ ] ABSTAIN

4. To ratify the election of Arthur Andersen LLP as the Company's Independent Public Accountants.

      [ ] FOR     [ ] AGAINST     [ ] ABSTAIN

5. In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the 1999 Annual Meeting and at any adjournment or postponement thereof.

   Check appropriate box         Date _______________        NO. OF SHARES
   Indicate changes below:                              ----------------------
   Address Change?         [ ]   Name Change? [ ]       |                    |
                                                        ----------------------

                                  SIGNATURE(S) IN BOX
                                  PLEASE SIGN EXACTLY AS NAME APPEARS HEREON.
                                  WHEN SHARES ARE HELD BY JOINT ISSUERS BOTH
                                  SHOULD SIGN. WHEN SIGNING AS ATTORNEY,
                                  EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.